Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Molekule Group, Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Equity	Common stock, $0.01 par value per share	Other(2)	3,400,000	(3)	$2.23	(2)	$7,582,000	$110.20 per $1,000,000	$835.54
Equity	Common stock, $0.01 par value per share	Other(2)	3,125,000	(4)	$2.23	(2)	$6,968,750	$110.20 per $1,000,000	$767.96
Equity	Common stock, $0.01 par value per share	Other(2)	6,250,000	(5)	$2.23	(2)	$13,937,500	$110.20 per $1,000,000	$1,535.91
Equity	Common stock, $0.01 par value per share	Other(2)	2,850,000	(6)	$2.23	(2)	$6,355,500	$110.20 per $1,000,000	$700.38
Total Offering Amounts							$34,843,750		$3,839.79
Total Fee Offsets									—
Net Fee Due									$3,839.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such additional shares of the common stock of the registrant, par value $0.01 per share (the “Common Stock”), as may be issued to prevent dilution from stock splits, stock dividends and similar transactions. The Common Stock is being registered pursuant to a registration rights agreement, dated as of May 5, 2023, by and between the registrant and the selling stockholder.

(2)	Estimated pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low prices reported for the Common Stock quoted on the Nasdaq Capital Market on June 7, 2023.

(3)	Represents 3,400,000 shares of Common Stock, issued to the selling stockholder on May 5, 2023.

(4)	Represents 3,125,000 shares of Common Stock issuable upon the exercise of the Series A Warrant (as defined in the Registration Statement). The Series A Warrant was issued to the selling stockholder on May 5, 2023.

(5)	Represents 6,250,000 shares of Common Stock issuable upon the exercise of the Series B Warrant (as defined in the Registration Statement). The Series B Warrant was issued to the selling stockholder on May 5, 2023.

(6)	Represents 2,850,000 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrant (as defined in the Registration Statement). The Pre-Funded Warrant had an initial exercise price of $1.60 per share, of which $1.59 per share was pre-funded upon issuance, leaving a remaining nominal exercise price of $0.01 per share. The Pre-Funded Warrant was issued to the selling stockholder on May 5, 2023.